December 3, 2018

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

At the Bank

Developing a Market for Our Members

On November 13, the Federal Home Loan Bank System issued $4 billion in debt tied to the Secured Overnight Financing Rate (“SOFR”), the alternative rate developed by the Federal Reserve to replace LIBOR. This is a significant step, both for the FHLBank System and the market: as the leading issuer of LIBOR-linked securities, the Federal Home Loan Banks have a unique role and responsibility in both the development of the SOFR market and the transition away from LIBOR. As Federal Reserve Vice Chairman for Supervision Randal Quarles stated, “The Federal Home Loan Banks are taking an important next step in the continued development of SOFR markets.”

In an interview on the issuance, John Fisk – CEO of the Federal Home Loan Bank System’s Office of Finance, which manages the issuance of our consolidated obligations – noted that it is the System’s intention to be a regular and consistent issuer of SOFR-denominated debt. It is our belief that the System’s commitment to an effective transition to SOFR will strengthen our execution of our mission to provide reliable liquidity to our members. As Mr. Fisk stated, “we need to be there and help develop the market for our members.”

To that end, we are committed to supporting our members’ transition needs through both access to reliable and diversified funding and product development. On the funding side, our leadership in the market’s transition to SOFR will strengthen our ability to source reliable liquidity to help our members meet their balance sheet needs. And internally, on November 19, we announced our new SOFR-Linked Adjustable Rate Credit Advance, which allows members to transact floating-rate advances using the SOFR index. The transition from LIBOR to SOFR is a significant milestone for the environment in which we operate, and we are focused on ensuring that this transition is as smooth as possible for both our cooperative and our members. After all, our strategic vision is to be a balanced provider of liquidity to members in all operating environments.

A Record Round

It was pure coincidence that our 49th round of grant funding for the Affordable Housing Program consisted of 49 grants, but this bit of chance reflects the AHP’s ability to continue to amaze after nearly 30 years of its existence. This year, we awarded $44.3 million – the highest single round award amount in the history of our program – to help those 49 projects create or preserve more than 3,000 affordable homes.

Since its inception in 1989, the AHP has been one of the most reliable and effective sources of grant funding for affordable housing initiatives. But we continue to work to strengthen the program. In 2018, we saw significant returns on these efforts: 15 of the 49 grants went to projects in which the applicants resubmitted applications from prior years. The success of these resubmissions reflects both our team’s ability to work with organizations to strengthen their AHP applications, and the ongoing commitment of these organizations to providing affordable homes for those who need them most. We are proud to support their efforts.

FHLBNY Board Update

Each year, our Board reviews the AHP applications and approves the projects that will receive funds. It is an example of the guidance our active and involved Board provides to management throughout the year, working with us to remain focused on our mission while growing and strengthening. Another such example came at the Board’s November meeting, when it voted to approve the implementation of a $100 million cap on Membership Capital Stock effective January 1, 2019. We believe that this action will strengthen the dividend, and enable us to be efficient in our use of capital while also ensuring that we have sufficient capital to meet our needs and take advantage of business opportunities.

Our Board plays a key role in the success of our franchise. And in January 2019, our Board will once again be operating at full strength. At its November meeting, the Board voted to appoint candidates to fill two vacancies with terms running through December 31, 2020 that had resulted from Director retirements earlier this year: Stephen Romaine, chairman of Tompkins Trust Company, will serve as a New York Member Director; and Charles Kilbourne, III, managing director of the Financial Services Volunteer Corps, will serve as an Independent Director and Public Interest Director. And, as we previously reported, our membership in early November voted to re-elect for four year terms Directors Kevin Cummings and Christopher Martin to serve as New Jersey Member Directors; David Nasca to serve as a New York Member Director; and Richard Mroz to serve as an Independent Director. Additionally, David Huber, who will retire as chief financial officer of Horizon Blue Cross Blue Shield of New Jersey at year-end, was elected by our members to serve as an Independent Director. Finally, at its November meeting, the Board elected Vice Chairman Larry Thompson to continue to serve as vice chair for a two-year term commencing January 1, 2019, reflecting the strong leadership he has shown over the past year in the role.

With a strong and complete Board, an experienced management team and talented and dedicated colleagues across the FHLBNY, our cooperative is positioned to continue to succeed in 2019. And as we close out 2018 and begin to focus on the New Year, I hope you will continue to invest in our franchise. Whether by taking advantage of the daily availability of our advances, or accessing the AHP and our other Community Investment Programs, your partnership with the FHLBNY strengthens the communities in which we live and work.

My colleagues and I wish you all the best this holiday season, and we look forward to working with you to help ensure a strong close to 2018 and a successful 2019.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.